Exhibit 10.1

December 27, 2006

Greg Miller

Chief Financial Officer

WJ Communications, Inc.

401 River Oaks Parkway

San Jose, CA 95134

408.577.6261

RE: WJ Communications, Inc (“Borrower”)

Obligor Number 8535758384

30-day extension

Dear Mr. Miller:

Comerica Bank (the “Bank”) has approved the extension of the maturity date of the above referenced credit facility as evidenced by that certain note/agreement, dated December 22, 2005 (as such may be amended, restated, modified, supplemented or revised from time to time, the “Agreement”) from December 21, 2006 to January 21, 2007. Upon your execution of a counterpart of this letter, the maturity date shall be so amended.

The Agreement, as modified and amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this modification and amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

By execution of a counterpart of this letter, Borrower further represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date hereof, and that no event of default has occurred and is continuing under the Agreement or any other document, instrument or agreement entered into in connection therewith.

Sincerely,

Comerica Bank

By:	/s/ Guy Simpson
Guy Simpson
Vice President

Acknowledged and accepted on December 31, 2006

WJ Communications, Inc.
By:	/s/ R. Gregory Miller
R. Gregory Miller
Chief Financial Officer